Exhibit 10.5

Pinnacle Bankshares Corporation

Directors’ Annual Compensation

As of December 31, 2011

Amount
Annual Retainer

Service as Director for the Company	$2,000

Service as Director for the Bank	$4,000

Additional Retainer

Additional Retainer for Chairman of the Board	$1,500

Additional Retainer for Vice Chairman of the Board	$500

Additional Retainer for Chair of Audit Committee	$1,500

Additional Retainer for Chair of Compensation Committee	$1,000

Meeting Fees (Non-Employee Directors)

Committee Meetings for the Company	$250 per meeting

Committee Meetings for the Bank	$250 per meeting